Exhibit 10.11

Redactions of Exhibits A and B reflect information that is both not material and the type of information that the registrant treats as private or confidential, and would likely cause competitive harm if publicly disclosed.

SUPPLY AGREEMENT

This supply agreement (“Agreement”) is entered into as of day of January, 2023 by and between Aspire North America LLC, a California limited liability company having its principal place of business at 19700 Magellan Drive, Los Angeles, CA 90502 (“Aspire”), and Shenzhen Yi Jia Technology Co., Limited, a Chinese company having its principal place of business at 14 Jian’an Road, Tangwei Fuyong Town, Bao’an District, Shenzhen, Guangdong Province, China (“Shenzhen Yi Jia”), with Aspire and Shenzhen Yi Jia collectively referred to as the “Parties” and each, individually, as a “Party.”

RECITALS

WHEREAS, Aspire is a wholly-owned subsidiary of Ispire Technology, Inc., a Delaware corporation (“Ispire”); and

WHEREAS, pursuant to an intellectual property transfer agreement (“IP Transfer Agreement”) dated September 30, 2022, by and among Tuanfang Liu (“Liu”), Aspire Global Inc., a Cayman Islands exempted company (“Aspire Global”), Ispire, Aspire and Shenzhen Yi Jia, Liu, Aspire Global and Shenzhen Yi Jia agreed to transfer to Aspire all patent and other intellectual property rights, including trademarks, Know-how and Know-how Documentation, as defined in the IT Transfer Agreement, relating to cannabis vaping products, and to transfer to Aspire any new intellectual property developed or acquired by Liu, Aspire Global and Shenzhen Yi Jia which relates to cannabis vaping products, such rights, together with intellectual property rights independently developed by Aspire, being collectively referred to as the Aspire Intellectual Property Rights; and

WHEREAS, the Transferors, as defined in the IP Transfer Agreement, have commenced the process of executing the documentation necessary to transfer the Aspire Intellectual Property Rights to Aspire; and

WHEREAS, Shenzhen Yi Jia has developed and manufactures, markets and sells cannabis vaping products based on the Aspire Intellectual Property Rights; and

WHEREAS, Aspire desires to engage Shenzhen Yi Jia to Manufacture and sell to Aspire, the Products, as hereinafter defined, and Shenzhen Yi Jia is willing to Manufacture and sell to Aspire the Products, all upon the terms and subject to the conditions of this Agreement.

WHEREFORE, the Parties do hereby agree as follows:

1. Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms, whenever capitalized in this Agreement, shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to a Party, any person that controls, is controlled by, or is under common control with, a Party. For purposes of this Agreement, control of a person shall mean either (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the person, (b) a greater than fifty percent (50%) or greater interest in the equity of the person or (c) the ability to control the person by contract, board representation or otherwise.

1.2 “Aspire Intellectual Property Rights” shall have the meaning set forth in the recitals. The intellectual propety rights relating to any Enhanced Product which is acquried or licensed by Aspire shall be included in the Aspire Intellectual Property Rights unless the rights are retained by the seller or licensor.

1.3 “Confidential Information” shall have the meaning set forth in Section 8.1 of this Agreement.

1.4 “Delivery” or “Deliver” or “Delivered” means Shenzhen’s delivery of Products pursuant to a given Firm Order in accordance with the Delivery Terms and the provisions of this Agreement.

1.5 “Enhanced Product” shall mean any modification to any existing Product which enhance its capabilities or which include improvements in the technology incorporated in the Product and any new Product which may be developed by Aspire and/or Shenzhen Yi Jia or the rights to which may be acquired by or licensed to Aspire or Shenzhen Yi Jia.

1.6 “Firm Order” shall mean a purchase order for Products issued by Aspire pursuan to this Agreement. Each Firm Order shall specify the quantity of each Product ordered, the required Delivery Date, and the Delivery Address (as well as any specific shipping instructions, if applicable), in each instance in accordance with this Agreement.

1.7 “Good Manufacturing Practices” shall mean the applicable United States laws, regulations, practices, industry standards and requirements in force from time to time during the Term that apply to the manufacturing of the Product. In the absence of any such standards and requirements, the term shall mean such manufacturing practices as are necessary for Shenzhen Yi Jia to produce the Products which meet the Specifications in a timely manner based on Firm Orders placed by Aspire.

1.8 “Infringement Claim” shall mean a claim that a Product infringes upon the Proprietary Rights of any third party; it being understood that any claim relating to Aspire’s trademarks shall not constitute an Infringement Claim.

1.9 “IP Transfer Agreement” shall have the meaning set forth in the recitals.

1.10 “Know-how” and “Know-how Documentation” shall have the meanings set forth in the IP Transfer Agreement.

1.11 “Manufacture” or “Manufacturing” or “Manufactured” means, with respect to any Product, all operations performed by or on behalf of Shenzhen Yi Jia for the manufacture and supply of Products pursuant to this Agreement, including, as applicable, receipt (including testing) and storage of Materials, production, visual inspection, packaging, labeling, handling, warehousing, quality control testing (including in-process, release and stability testing), release, as applicable, and shipping of Product, and also including such activities as may be specified in any Purchase Order.

1.12 “Margin” shall mean the quotient, expressed as a percentage, of (a) the difference between the selling price to the customer and the price paid by Aspire for the Product from Shenzhen Yi Jia divided by (b) the selling price to the customer.

1.13 “Materials” means all raw materials, components, and other potential substance-contacting items necessary for, or otherwise used in, the Manufacture of Products pursuant to this Agreement, as applicable

1.14 “ODM” shall mean the design and customization of Aspire’s core Products to meet image and needs of the customer to meet the customer’s image and requirements.

1.15 “OEM” shall mean making and selling the Products designed by Aspire, but putting customers’ logos or other indicia on the Products.

1.16 The term “person” shall be broadly construed to include any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

1.17 “Product” shall mean any device or instrument which can be used for cannabis vaping, regardless of whether cannabis vaping is the princpal use of the device or instrument.

1.18 “Products” shall mean the products listed on Exhibit A together with any Enchanced Products and including ODM and OEM Products.

1.19 “Proprietary Rights” shall mean patent, trademark, trade secret, trade dress, databases, copyright, or other proprietary or intellectual property rights.

1.20 “Regulatory Standards” shall mean, if and to the extent that, any Products to be marketed and sold in the United States are required to meet the Good Manufacturing Practices, the appliable Good Manufacturing Practice and other requirements and other applicable laws, rules, regulations, guidance documents, and standards of any govering agency having jurisdiction over the vaping products and the Manufacture thereof, as well as any other applicable regulatory standards with respect to the Products, as such requirements may change from time to time, and the equivalent requirement in the United Kingdom, the Eurpoean Econonic Community and any other countries in which Aspire advises Shenzhen Yi Jia that the Products are to be marketed and sold.

1.21  “Specifications” shall mean the written specifications for the Product that are existing as of date of this Agreement or they may be revised with respect to any Enhanced Product; provided, that the Specifications for any ODM or OEM Products will be included in the Firm Order.

1.22 “Shenzhen Yi Jia’s Intellectual Property” shall mean any intellectual property used by Shenzhen Yi Jia in the design and manufacture of Products other than (a) Aspire Intellectual Property Rights and (b) intellecutal property rights relating to Enhanced Products, whether tangible or intangible, including the Know-how, Know-how Documentation, Specifications.

1.23 “Term” shall have the meaning set forth in Section 9.1.

1.24 “Third Party” shall mean an entity or person other than Shenzhen Yi Jia, Aspire or their respective Affiliates.

1.25 “vaping” shall be broadly defined and interpreted to mean and include the action of inhaling and exhaling vapor containing cannabis or hemp oil or other liquid, product, or flavorings, or other natural or synthetic extracts (other than nicotine or tobacco) produced by any vaporizer technology device, including devices which are based on technologies that are presently known or developed in the future.

1.26 “Warranty Claim” shall mean any claim under Shenzhen Yi Jia’s warranty, including any claim that any Product is defective.

2. Purchase and Sale

2.1 License to Manufacture. Aspire hereby grants Shenzhen Yi Jia the right and license to use the Aspire Intellectual Property Rights solely for the purpose of Manufacturing Products for sale to Aspire. The initial Products, the Specifications for these Products and the initial prices for each Product are listed on Exhibit A to this Agreement, and such list shall be updated from time to time by Aspire. The prices on said Exhibit A do not relate to ODM and OEM Products. The price for ODM and OEM Products shall be negotiated between Aspire and Shenzhen Yi Jia; provided, however, that in no event will the price of any ODM or OEM Product be greater than a price which generates a Margin for Aspire which is not less than the Margin approved by Aspire’s audit committee.

2.2 Purchase and Sale. On and subject to the terms of this Agreement, Shenzhen Yi Jia will Manufacture and sell Products to Aspire. Shenzhen Yi Jia shall Manufacture the Products in accordance with the Specifications and Good Manufacturing Practices, and Aspire shall purchase the Products from Shenzhen Yi Jia in accordance with this Section 2. Products shall be Delivered to, or in accordance with instructions from, Aspire. Aspire may instruct Shenzhen to Deliver Products to its distributors.

2.3 Forecasts and Firm Orders.

(a) Within five (5) days after the beginning of each month, commening March 2023, Aspire shall (i) provide Shenzhen Yi Jia with (i) place a Firm Order for Products to be Delivered in the following month and (ii) a non-binding forecast of its estimated requirements of Products during the following three months. Thus, for example, by March 5, 2023, Aspire shall provide Shenzhen Yi Jia with a binding purchase order for April 2023 and non-binding forecasts for the months of May, June and July 2023.

2.4 Firm Orders. Aspire shall place Firm Orders at least fourteen (14) days before the requested Delivery Date. Firm Orders will be made on such form of purchase order or document as Aspire may specify from time to time in writing; provided that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any Firm Order. If the Firm Order is for ODM or OEM Products, the Firm Order shall state that the Firm Order is an ODM or OEM Order, and the Firm Order shall include the Specifcation of the Products to be Delivered. In the event that Shenzhen Yi Jia has any questions concerning the Specifications for any order for ODM or OEM Products, Shenzhen Yi Jia shall advise Aspire within ten (10) days of receipt of the Firm Order. Any term or condition of such Firm Order that is different from or contrary to the terms and conditions of this Agreement shall be void, unless otherwise agreed between the Parties in writing. The Firm Order shall include the Delivery terms, including the destination and the method of Delivery. The destination may be either an Aspire facility or a customer’s facility. Products shall be shipped as provided in the Firm Order.

2.5 Additional Quantities of Product. If Aspire requires additional Products at any time (in addition to the quantities ordered pursuant to Firm Orders for any month in accordance with Section 2.4), Aspire shall notify Shenzhen Yi Jia in writing (and shall deliver a Firm Order to Shenzhen Yi Jia for such additional quantities) and Shenzhen Yi Jia shall use best efforts to supply such additional quantities of Product for Aspire, subject to its existing commitments.

2.6 Delivery Against Firm Orders. Shenzhen Yi Jia will acknowledge all Firm Orders within two (2) Business Days following receipt of the Firm Order. Shenzhen Yi Jia shall Deliver Products only against specific Firm Orders. Shenzhen Yi Jia shall Deliver Product under each Firm Order no later than the Delivery Date specified in the applicable Firm Order; provided, however, that no Delivery of Product shall be made more than seven (7) days in advance of the date specified for Delivery in a Firm Order without Aspire’s prior written approval. Shenzhen Yi Jia shall Deliver Product under each Firm Order in the quantities set forth in such Firm Order; provided that Shenzhen Yi Jia shall be deemed to have satisfied its obligations with respect to quantity of a given Product if the actual quantity of Product is within 2% of the quantity of such Product set forth in the applicable Firm Order. In the event Shenzhen Yi Jia fails to meet a Delivery Date set forth in a Firm Order, Shenzhen Yi Jia shall bear the incremental costs required for expedited transport above and beyond the cost incurred by the method outlined in the Delivery Terms. In the event that Shenzhen Yi Jia fails to meet a Delivery Date set forth in a Firm Order, and Aspire or, if the delivery is made directly to the customer, the customer rejects the shipment, Shenzhen Yi Jia shall credit Aspire the full invoice amount as compensation. With respect to ODM and OEM orders, the customer shall have thirty (30) days from its receipt of the Products to object to the Products as not conforming with the Specifications. In the event that Shenzhen Yi Jia delivers the products to Aspire on time, but Aspire fails to take delivery of the Product on the Delivery Date, Aspire will be responsible for any costs incurred by Shenzhen Yi Jia in connection with such delay in taking delivery.

2.7 Delivery. Shenzhen Yi Jia shall effect Delivery of each Firm Order in accordance with the Delivery Terms. Each container shall be marked as to the identity of the Product, the quantity of Product, the related Firm Order number, and any other information required by the Firm Order. Shenzhen Yi Jia shall bear all risk of loss or damage with respect to Product(s) until such Product(s) are Delivered to Aspire’s facility in accordance with the Delivery Terms. Each Delivery of Product shall be accompanied by a packing slip.

2.8 Packaging. All Product supplied hereunder shall be packaged in accordance with the Product Specifications. Without limiting the foregoing, all Product supplied hereunder shall also be labeled with a traceable batch number and the date of Manufacture.

2.9 Handling and Storage. Prior to Delivery of Product to Aspire, Shenzhen Yi Jia shall handle and store all Products in order that the Products will comply with the Specification uopn delivery.

2.10 Purchase Price. A reference price list is set forth on Exhibit A to this Agreement, and the price of Products shall be based on the volume of Products ordered. The prices for each Product shall be the most favorable market price that Shenzen Yi Jia sells similar or comparable products to third parties. Any changes in the prices and the prices of any new Products or Enchanced Products shall be based on a purchase price or purchase price structure which has been approved by Aspire’s audit committee. In the event that Shenzhen Yi Jia develops an Enhanced Product, it shall advise Aspire of the Specification for the Enhanced Product and standard price for the Enchanced Product and the price for the Enhanced Product to be paid by Aspire. Any changes in the prices and the prices of any new Products or Enchanced Products shall be based on a purchase price structure which has been approved by Aspire’s audit committee. In no event shall the price charged by Shenzhen Yi Jia to Aspire for any Product be greater than the lowest price charged by Shenzhen Yi Jia to other customers for similar or comparable products and the payment, warranty and other terms shall be no less favorable to Aspire than the terms made available to other customers.

2.11 Payment of the Purchase Price. Each purchase order shall specify the number of each Product purchased, the delivery date and the delivery location. Shenzhen Yi Jia shall deliver the product to the address set forth on Aspire’s purchase order in accordance with the delivery schedule set forth in the purchase order. Payment of the purchase price of Products shall be made sixty (60) days after delivery of the Products in accordance with the Firm Order.

2.12 Conflicting Terms. Notwithstanding Aspire’s use of its standard form of purchase order for ordering or scheduling delivery of Products hereunder or Shenzhen Yi Jia’s use of its standard form of acceptance, nothing in either such form shall be deemed or construed as amending or modifying the terms of this Agreement and, in the event of any conflict between this Agreement and any purchase or delivery order or acceptance issued pursuant to this Agreement, the terms of this Agreement shall control.

2.13 Delivery. Risk of loss shall pass to Aspire after the Products are delivered by the carrier to Aspire facility or other locatin set forth in the Firm Order (after the products clear the U.S. customs or the customs for any other country to which the Products are being Delivered) for shipment to the facility designated by Aspire and are inspected by Aspire. All freight, customs, duties, costs, taxes, insurance premiums, and other expenses relating to the transportation and delivery of Products, shall be at Aspire’s expense. Shenzhen Yi Jia shall ship Products under appropriate storage conditions and in accordance with any commercially-reasonable delivery and shipment terms requested by Aspire.

2.14 Transfer of Title. Title to Products supplied hereunder shall pass to Aspire contemporaneously with the transfer of risk of loss, once the prioducts clear the US Customs or customs of the country to which the Products are Delivered, as established by the Delivery Terms.

3. Manufacture; Ownership

3.1 Specifications. The Specifications for the Product are attached hereto as Exhibit A. All Products delivered to Aspire shall conform to the Specifications. All Products when delivered, shall meets the Product Specifications; shall have been Manufactured in accordance with Good Manufacturing Practices and all applicable laws. If Shenzhen Yi Jia proposes to change the Specifications, Shenzhen Yi Jia shall advise Aspire at least sixty (60) days prior to any proposed change in the Specification unless the change is necessary to comply with any government regualtions or with any order or proposed order of any government agency or unless Aspire consents to an earlier date. Any change in Specifications must be approved in advance by Aspire.

3.2 Ownership of Intellectual Property. All Know-how, Know-How Documentation and other intellectual property, including the Specifications, relating to the Products are, and shall continue to be, owned solely by Aspire, and, except for the right granted by this Agreement, Shenzhen Yi Jia shall have no right or interest therein.

3.3 Testing of Products. Shenzhen Yi Jia shall test, or cause to be tested, each batch of the Products manufactured pursuant to this Agreement before delivery to Aspire. Such testing shall be performed at Shenzhen Yi Jia’s facility. The quality control requirements for such testing shall be established as part of the Specifications and shall contain such quality control procedures as are necessary to insure that the Product meets the Specifications and has a shelf life (such as batteries) not less than the shelf life set forth in the Specifications.

3.4 Identification Marks. Each item of the Product shall have a unique identification numbers and a SKU number. Shenzhen Yi Jia shall account for all units of Product in a manner that clearly enables Aspire and Shenzhen Yi Jia to know the sale or other disposition of each unit of Product.

4. Quality Assurance; Inspection; Legal Standards

4.1 Rejected Goods/Shortages.

(a)  Each Party shall immediately notify the other Party of any complaints received by such Party concerning a Product supplied hereunder or any threatened or pending legal proceeding concerning any item of Product. Each Party shall investigate complaints and shall take corrective action to avoid future occurrences.

(b) Within thirty (30) after delivery of a shipment of the Products, Aspire shall notify Shenzhen Yi Jia in writing of any claim of any shortage in quantity of any shipment of the Products. Aspire must notify Shenzhen Yi Jia in writing of any obvious defects in Products within ninety (90) days after delivery of a shipment of the Products and of latent defects in Products within one hundred eighty (180) days after delivery of a shipment of the Products. In the event of any rejection or shortage and as Aspire’s sole remedy for non-conforming Products, Shenzhen Yi Jia shall issue a credit to Aspire for the amount billed by Shenzhen Yi Jia for the rejected Products, or replace the Products or make up the shortage within fourteen (14) days after receiving such notice and accepting such claim, as described below, at no additional cost to Aspire, and shall make arrangements with Aspire for the return or destruction (as designated by Shenzhen Yi Jia) of any rejected Products, with such return shipping charges or costs of destruction to be paid by Shenzhen Yi Jia. Upon receipt of such notice and samples or documentation, Shenzhen Yi Jia shall have ten (10) days within which to investigate the claim of shortage or nonconformity and either accept or reject the claim. In the event of acceptance of a claim Shenzhen Yi Jia shall issue a credit to Aspire within ten (10) days or will replace the Products or make up the shortage within twenty (20) days of receipt of the claim for nonconformity or shortage. Nothing in this Section 4.1 shall be construed to modify or limit Shenzhen’s obligations under its product warranty and its warranties set forth in this Agreement.

(c) In the event of a conflict regarding any non-conforming Products that Aspire and Shenzhen Yi Jia are unable to resolve, a sample of such Products, together with mutually agreed upon questions, shall be submitted by Aspire to an independent third party reasonably acceptable to both Parties for testing against the Specifications. The test results obtained by such third party shall be final and binding upon the Parties and the fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such third party’s findings are made. In the event that the test results indicate that the Products in question do not conform to the Specifications, in addition to any other remedies available to Aspire, either at law or in equity, Shenzhen Yi Jia shall replace such Products with conforming Products, at no additional cost to Aspire within twenty (20) days after receipt of such results.

(d) In the event of any Product recall, all costs and expenses associated with the recall shall be paid by Shenzhen Yi Jia.

4.2 Product Warranty. Shenzhen Yi Jia shall provide Aspire’s customers with its standard Product Warranty, which is set forth in Exhibit B. Any Warranty Claim shall be made directly by the end user to Shenzhen Yi Jia and shall be resolved by Shenzhen Yi Jia.

4.3 Regulatory; Other Certifications.

(a) Shenzhen Yi Jia will comply with all then current United States federal, state and local laws, ordinances, rules and regulations applicable to the conduct of its business, including, but not limited to, all applicable Regulatory Standards of any country in which Aspire will sell Products or in which Shenzhen Yi Jia shall Deliver Products, in Manufacturing the Products and performing its other obligations hereunder. During the Term, Shenzhen Yi Jia will maintain a Manufacturing facility, personnel and quality control and quality assurance programs that comply with the Regulatory Standards and are acceptable to Aspire.

(b) Each Party shall keep the other informed of any formal or informal inquiry by any regulatory agency of the any United States, state or non-United States government authority relating to Products.

(c) Each Party shall promptly notify the other in the event such Party becomes aware of any adverse effects resulting from the use of the Product. Shenzhen Yi Jia will promptly notify Aspire in the event of any Product recall or in the event that the any United States government regulatory agency advises Aspire or Shenzhen Yi Jia of the possibility of a Product recall.

5. Representations and Warranties

5.1 By Shenzhen Yi Jia. Shenzhen Yi Jia represents and warrants to Aspire that: (a) it has the right to enter into and perform all of its obligations under this Agreement; (b) the execution, delivery, and performance of this Agreement does not conflict with, violate or breach, any agreement to which Shenzhen Yi Jia is a party or by which it is bound; (c) it owns and hold all rights to all of the Shenzhen Yi Jia’s Intellectual Property; (d) the Product does not infringe upon the Proprietary Rights of any third party; and (e) its facilities will be maintained as required herein and that the Products (i) will be Manufactured in strict accordance with the Specifications and Regulatory Standards, and (ii)  will be developed, labeled, packaged, Manufactured, tested, stored, supplied, sold and Delivered in accordance with the terms of this Agreement, the Specifications and the Regulatory Standards; and (f) Shenzhen Yi Jia has received marketing approval from the any government agency for which approval is required in order for the Products to be sold in the United States or any other country in which Aspire proposes to sell Products.

5.2 By Aspire. Aspire hereby represents and warrants to Shenzhen Yi Jia that (a) it has the right to enter into and perform all of its obligations under this Agreement, and (b) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which Aspire is a party or by which it is bound.

6. Infringement and Other Claims

6.1 Defense and Settlement of Infringement Claim. In the event that any Infringement Claim is made against Aspire or any customer of Aspire, whether or not an action or proceeding has been made against Aspire or any customer, Aspire shall promptly notify Shenzhen Yi Jia, and it shall be Shenzhen Yi Jia’s responsibility, at its cost and expense, to defend any action relating to an Infringement Claim, to pay any judgment or settlement relating to an Infringement Claim and to otherwise take any action necessary to resolve the Infringement Claim. Shenzhen Yi Jia shall also reimburse Aspire for any costs and expenses, including reasonable fees and expenses of counsel, which Aspire may incur as a result of an Infringement Claim. For the avoidance of doubt, it is understood and agreed that Shenzhen Yi Jia shall have no responsibility or liability with respect to Aspire’s trademark or other markings requested by Aspire on or in the Product.

6.2 Notice of Infringement. In the event that either Party shall receive notice of any claimed infringement on the Proprietary Rights of any Third Party or in the event that an action is commenced against either Party alleging infringement, such Party shall give the other Party prompt written notice thereof, and Shenzhen Yi Jia shall defend the action as provided in Section 6.1 of this Agreement.

6.3 Product Liability and Insurance. Shenzhen Yi Jia shall be responsible for any loss or damage caused by the Product. Shenzhen Yi Jia shall maintain product liability insurance with covereage limited of not less that $1,000,000 per incident which covers the Products sold by Shenzhen Yi Jia to Aspire and shall keep such insurance in force and effect during the term of this Agreement and for five years thereafter.

7. Limitation of Liability

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY BUT SUBJECT TO THE OBLIGATIONS OF SHENSHAN YI JIA SET FORTH IN SECTION 6, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

EACH PARTY HEREBY ACKNOWLEDGES THAT THE OTHER PARTY HAS MADE NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY PROVIDED IN THIS AGREEMENT. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE, OTHER THAN THAT THE PRODUCT CONFORMS TO THE SPECIFICATIONS.

8. Confidentiality

8.1 Obligations. “Confidential Information” shall mean any proprietary information which is disclosed by either Party to the other in connection with this Agreement, or in the case of the Aspire Intellectual Property Rights that were transferred or are to be transferred to Aspire pursuant to the IP Transfer Agreement, that were previously known to Shenzhen Yi Jia. Shenzhen Yi Jia’s Confidential Information shall include the Know-how, the Know-how Documentation and the Specifications which is clearly marked as confidential and is not included as Intellectual Property Rights that have been or are to be transferred to Aspire pursuant to the IP Transfer Agreement. If any Shenzhen Yi Jia Confidential Information is disclosed orally, Shenzhen Yi Jia shall confirm in writing as the status of the information as being confidential within ten (10) days after disclosure. Each Party (a) shall treat as confidential all Confidential Information provided by the other Party, (b) shall not use the other Party’s Confidential Information except as expressly permitted under the terms of this Agreement or as otherwise authorized in writing by the other Party, and (c) shall not disclose such Confidential Information to any Third Party except as may be expressly allowed under this Agreement. Without limiting the foregoing, each Party shall use at least the same procedures and the degree of care to prevent the disclosure of Confidential Information of the other Party as it uses to prevent the disclosure of its own confidential information of like importance. The restrictions set forth in this Section 8 will remain survive the termination or expiration of this Agreement. The Parties’ obligations under this Section 8 are in addition to any other obligations of the Parties under separate confidentiality agreements between them.

8.2 Exceptions. The provisions of Section 8.1 of this Agreement shall not apply to any information or material which a Party can demonstrate:

(a) Is or becomes generally known to and available for use by the public other than as a result of disclosure by the other Party, or

(b) Was independently developed by the such Party without reference to any Confidential Information, or

(c) Was disclosed to such Party by a Person who, to such Party’s knowledge after reasoanble investigation, either (i) was not under an obligation of confidentiality to the other Party or (ii) did not, directly or indirectly, acquire or obtain such information or material from a person who was under an obligation of confidentiality to the other Party.

8.3 Disclosure Pursuant to Legal Process. In the event that the either Party is required by applicable law, regulation or legal process, to disclose any of the other Party’s Confidential Information, such Party will notify the other Party promptly so that the other Party may, at its cost, seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. Such Party shall not disclose any Confidential Information until the court has made a ruling. In the event that no such protective order or other remedy is obtained, or in the event that the other Party waives compliance with the terms of this Section 8, such Party will furnish only that portion of the Confidential Information which it is advised by its counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

8.4 Equitable Relief. Each Party agrees that any violation or threatened violation by such Party of any of the provisions of this Section 8 shall cause immediate and irreparable harm to the other Party. In the event of any breach or threatened breach of this Agreement, such Party agrees that the other Party may seek preliminary and permanent injunctions prohibiting such Party from any violation or threatened violation of such provisions and compelling such Party to comply with such provisions. The Parties agree to appear before and submit exclusively to the jurisdiction of the courts of the State of California and the United States District Court for the Central District of California, with respect to any controversy, dispute, or claim for which equitable relief is sought pursuant to this Section 8.4. Any equity relief is in addition to any other remedies available under applicable law.

8.5 Return of Confidential Information. Upon the expiration or termination of this Agreement, each Party shall return or destroy and remove from its computer system all Confidential Information of the other Party except that each Party may maintain one (1) copy for archival purposes and either Party shall be entitled to retain any Confidential Information which is required to be maintained by regulatory authorities, in each case subject to the obligations of confidentiality set forth in this Section 8.

8.6 Obligations Survive Termination. The Parties’ obligations puruant to this Section 8 shall survive any termination of this Agreement.

9. Term/Termination

9.1 Term and Expiration. The term of this Agreement (the “Term”) shall begin on the date of this Agreement and will continue until February 28, 2033, and automatically renews for two-year periods unless terminated by either Party on not less than six months’ notice prior to the expiration of the initial term or any two-year extension..

9.2 Mutual Consent. This Agreement may be terminated at any time upon the written mutual agreement of the Parties.

9.3 Survival. Expiration or termination of this Agreement shall not relieve either Party of its obligations incurred prior to expiration or early termination. Notwithstanding anything to the contrary contained in this Agreement, the following section of this Agreement shall survive any termination: Sections 2.11, 2.12. 3.2. 4.1, 4.2, 6, 7, 8, 9.3, 10, 11, and Section 1 to the extent definitions are embodied in the preceding listed Sections, as well such other provisions as, by their context are intended to survive such expiration or termination.

10. Governing Law; Dispute Resolution

10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of California without reference to principles of conflict of laws. Subject to the arbitration provisions of Section 10.2, each Party agrees to appear before and submit exclusively to the jurisdiction of the courts of the State of California and the United States District Court for the Central District of California.

10.2 Arbitration. Except as provided in Sections 8.4 of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to final and binding arbitration before JAMS under its Arbitration Rules & Procedures, which are available on the internet at https://www.jamsadr.com/. The arbitration shall take place before a single arbitrator in the City of Los Angeles, California. The arbitrator shall be a professional experienced in intellectual property based supply agreements. The language of the arbitration shall be English. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. The Parties will each pay 50% of the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any determination of which party is the prevailing party and the reasonableness of any fee or costs shall be resolved by the arbitrator. The provisions of this Section 10.2 shall not apply to, and neither Party shall be prevented from, seeking injunctive or other equitable relief and/or damages from any court having jurisdiction pursuant to Section 8.4.

11. General Provisions

11.1 Independent Contractors. In all matters relating to this Agreement, Aspire and Shenzhen Yi Jia shall act as independent contractors, neither shall be the employee, joint venturer, partner or agent of the other, and each shall assume any and all liability for its own acts. Neither Aspire nor Shenzhen Yi Jia shall have any authority to assume or create obligations, express or implied, on behalf of the other Party or any subsidiary or Affiliate of the other Party, and neither Party shall have any authority to represent the other Party as its agent, employee, partner or in any other capacity.

11.2 Entire Agreement. This Agreement, including all exhibits hereto which constitute an integral part of this Agreement, sets forth the entire agreement and understanding between the Parties and supersedes all prior or contemporaneous written or oral agreements, promises, representations, understandings, letters of intent and negotiations, between the Parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement or a waiver and is signed by authorized officers of the Parties to this Agreement, or, in the case of waiver, by the Party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any Party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the Parties that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances. No delay or failure by either Party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other rights.

11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. Notwithstanding the foregoing, neither Party hereto shall have the right to assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Party, except that Aspire shall have the right to assign its interest in this Agreement in the event of the merger or consolidation of Aspire Party into another entity or in the event of a sale by Aspire of all or substantially all of its operating assets or its rights to distribute the Products.

11.4 Partial Invalidity. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction or an arbitrator, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way and the invalid, illegal or unenforceable provision shall be reformed by such court or arbitrator to best approximate the original intent of the Parties in a manner consistent with applicable law.

11.5 Notices. All notices, requests or other communications required or permitted to be given under this Agreement to any Party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, overnight courier services with provided evidence of delivery or attempted delivery, or email to the recipient at the address set forth on the signature page of this Agreement to the attention of the person who signed this Agreement on behalf of such Party, or at such other address or email as such is set forth on the signature page of this Agreement. Any Party may, by like notice, change the address, person, or email to whom notice is directed. Notice shall be deemed given when received or when attempted delivery is made, provided that notice by email shall be deemed given when receipt is acknowledged by the recipient.

11.6 Inclusive Remedy. Except as otherwise provided in this Agreement, each Party shall have the rights and remedies set forth herein in addition to any other remedies which it may have under law or equity. Each Party shall have the sole discretion to determine which of its available rights and remedies, if any, it shall pursue and such Party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

11.7 Force Majeure. If the performance of this Agreement or any obligations hereunder, other than the payment of money, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, terrorism, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the Parties hereto, the Party so affected, upon giving prompt notice to the other Party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.

11.8 Further Instruments. Each Party shall, without payment of any additional consideration by any other Party, at any time on or after the execution of this Agreement take such further action and execute such other and further documents and instruments as the other Party may reasonably request.

11.9 Expenses. Each party shall pay its own expenses in connection with this Agreement.

11.10 Counterparts and Headings. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Headings in this Agreement are included herein for convenience or reference only and shall not constitute a part of this Agreement for any other purpose.

11.11 Mutual Drafting. The Parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the Parties and will not be deemed or construed as having been drafted by any one Party, (b) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision to the extent that each Party deems necessary, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement and (d) neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation thereof.

11.12 Delivery of Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. If less than a complete copy of this Agreement is delivered by either Party, the other Party is entitled to assume that delivering Party accepts and agrees to all of the terms and conditions of the pages not delivered unaltered.

[The Next Page is the Signature Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Name, address, contact information	Signature

Aspire North America LLC.	ASPIRE NORTH AMERICA LLC
19700 Magellan Drive
Los Angeles, CA 90502	By:	/s/ Michael Wany
Attn: Michael Wang	Name:	Michael Wang
Email: michael@getispire.com	Title:	CEO

Shenzhen Yi Jia Technology Co., Limited	SHENZHEN YI JIA TECHNOLOGY CO., LIMITED
14 Jian’an Road
Tangwei Fuyong Town	By:	/s/_Allen Liu
Bao’an District, Shenzhen	Name:	Allen Liu
Guangdong Province, China	Title:	General Manager
Attn: Allen Liu
Email: cooperation@aspirecig.com

Exhibit A

Specifications

[Information Redacted]

Exhibit B

Product Warranty

[Information Redacted]